Filed Pursuant to Rule 424(b)(3)
Registration No. 333-118859

Up to 1,900,000 Shares of Common Stock

PACIFIC COAST NATIONAL BANCORP

SECOND SUPPLEMENT DATED MARCH 31, 2005
TO PROSPECTUS DATED NOVEMBER 9, 2004

The expiration date of the offering is extended to April 30, 2005.